EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer 800.225.0135 • 214.528.5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2011
Dallas, Texas, August 17, 2011 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the second quarter and six months ended June 30, 2011. For the 2011 second quarter, the Company had a net loss of $3.5 million, or $(2.31) per share, compared to net income of $4.8 million, or $3.14 per share, in 2010 on revenue of $36.7 million and $47.9 million, respectively. For the six months ended June 30, 2011, the net loss was $4.5 million, or $(2.97) per share, compared to net income of $10.0 million, or $6.59 per share, in 2010 on revenue of $63.5 million and $95.1 million, respectively.
As previously disclosed on Form 8-K dated July 25, 2011, in the legal matter styled as Ray Balestri, Trustee of the Hallwood Energy I Creditors’ Trust, as successor in interest to Hallwood Energy, L.P., Plaintiffs and FEI Shale L.P. and Hall Phoenix/Inwood Ltd., Plaintiffs in Intervention vs. The Hallwood Group Incorporated, Defendant; Adversary No. 09-03082-SGJ, the court issued Proposed Findings of Fact, Conclusions of Law and Judgment Awarding Various Monetary Damages (the “Proposed Findings”) proposing damages be awarded against the Company totaling approximately $18.7 million plus prejudgment and postjudgment interest and attorneys’ fees as may be requested and awarded pursuant to a subsequent motion. The Proposed Findings (including the awards) are not final. Any of the parties may object to the Proposed Findings to the United States District Court, which will then review the portions to which objections have been raised on a de novo basis. The Company intends to object to the Proposed Findings and will vigorously defend against the entry of any final judgment.
As a result of the Proposed Findings, the Company believes that for accounting purposes it is probable that a liability has been incurred and that an estimate of the amount of the loss for accounting purposes may be made. Accordingly, taking into consideration available objections to the Proposed Findings, the Company has reserved $7.5 million at June 30, 2011. This noncash, accrued reserve of $7.5 million is reported in the Company’s balance sheet under “Hallwood Energy matters - Litigation reserve”, in addition to the $3.2 million that was previously recorded in connection with the Equity Support Agreement, for a total reserve of $10.7 million at June 30, 2011. This reserve amount has been established in consultation with the Company’s litigation counsel in the Hallwood Energy litigation, based on their best judgment of the probabilities of success related to, among other factors, the potential objections to the Proposed Findings. However, the actual results of litigation cannot be predicted with any certainty and the amount of liability to the Company may exceed any estimates or reserves.

Following is a comparison of results for the 2011 and 2010 periods:
Operating Income (Loss). The operating income (loss) for the 2011 and 2010 second quarters was ($5.2) million and $7.6 million, respectively. For the 2011 and 2010 six month periods ended June 30, 2011 and 2010, operating income (loss) was ($6.8) million and $15.8 million, respectively.
The decreases in revenue in the 2011 periods were principally due to a decrease in sales of specialty fabric to U.S. military contractors as a result of decreases in orders from the military to Brookwood’s customers, partially offset by increased sales in its other market segments. Sales of specialty fabric to U.S. military contractors of $20.2 million and $30.4 million in the 2011 second quarter and six month periods, respectively, decreased from the 2010 sales of $35.3 million and $70.0 million, respectively. The military sales represented 55.1% and 47.9% of total sales for the 2011 second quarter and six month periods, compared to 73.6% and 73.6% for the 2010 periods, respectively. Military sales have historically been cyclical in nature.
Other Income (Loss). Other income (loss) consists of interest expense and interest and other income. For the 2011 and 2010 second quarters, other income (loss) was ($10,000) and ($52,000), respectively. For the six months ended June 30, 2011 and 2010, other income (loss) was ($19,000) and ($112,000), respectively.
Income Tax Expense (Benefit). For the 2011 second quarter, the income tax benefit was $1.7 million, which included a current federal tax expense of $780,000, a noncash deferred federal tax benefit of $2.6 million, and a state tax expense of $114,000. For the 2010 second quarter, the income tax expense was $2.7 million, which included a current federal tax expense of $2.4 million and a state tax expense of $282,000.
For the six months ended June 30, 2011, the income tax benefit was $2.3 million, which included a current federal tax expense of $190,000, a noncash deferred federal tax benefit of $2.6 million and a state tax expense of $120,000. For the six months ended June 30, 2010, income tax expense was $5.6 million, which included current federal tax expense of $5.0 million and current state tax expense of $595,000.
For further information on factors that could impact the Company and statements contained in this press release, reference should be made to the Company’s filings with the Securities and Exchange Commission, including quarterly reports on Forms 10-Q, current reports on Form 8-K and annual reports on Form 10-K. You can access such filings at http://www.sec.gov.
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The following table sets forth selected financial information for the three months and six months ended June 30, 2011 and 2010.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	$36,699	$47,927	$63,468	$95,077

Operating income (loss)	$(5,248)	$7,577	$(6,819)	$15,758
Other income (loss)	(10)	(52)	(19)	(112)

Income (loss) before income taxes	(5,258)	7,525	(6,838)	15,646
Income tax expense (benefit)	(1,731)	2,729	(2,315)	5,600

Net income (loss)	$(3,527)	$4,796	$(4,523)	$10,046

PER COMMON SHARE:
BASIC
Net income (loss)	$(2.31)	$3.14	$(2.97)	$6.59

Weighted average shares outstanding	1,525	1,525	1,525	1,525

DILUTED
Net income (loss)	$(2.31)	$3.14	$(2.97)	$6.59

Weighted average shares outstanding	1,525	1,525	1,525	1,525

Certain statements in this press release that are not statements of historical fact, including but not limited to statements or underlying assumptions concerning the Hallwood Energy litigation, may constitute “forward-looking statements” or information within the meaning of Section 37A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements or information are subject to known and unknown risks and uncertainties including, among other things, the outcome of the Hallwood Energy litigation, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the Securities and Exchange Commission.
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